VIA FACSIMILE

October 6, 2006

Bulletin No. 1228

Bank To Stop Offering New Commitments
To Purchase Mortgage Loans

Dear Chief Executive Officer:

The Federal Home Loan Bank of San Francisco has decided it will no longer offer new commitments to purchase mortgage loans from its members. Over the coming months, we will work closely with members that currently participate in the Mortgage Partnership Finance® Program to complete their outstanding commitments and to ensure a smooth transition. We intend to retain our existing portfolio of mortgage loans, which had outstanding balances of $4.9 billion as of June 30, 2006, representing approximately 2.1% of the Bank's total assets.

In 2001, the Bank began offering its members the opportunity to participate in the MPF® Program, an innovative, competitive alternative for selling conforming fixed rate mortgage loans. Through June 30, 2006, the Bank had invested in a total of $7.6 billion of mortgage loans through the MPF Program, representing a profitable business segment for the Bank. Most of this growth, however, occurred in 2003. Over the last few years, our purchased mortgage loan balances have been declining. In particular, our mortgage loan purchase activity was low during 2005 and the first half of 2006 because originations of conforming fixed rate mortgage loans were lower during these periods than in prior years and member business strategies led some members to sell their conforming fixed rate mortgage loans to other purchasers. In addition, we limited our purchases of fixed rate mortgage loans in those periods because the profit spreads available were below our targets.

If you have any questions about this announcement, please contact Stephen Traynor, Senior Vice President, Financial Services and Community Investment, at 415-616-2516, or Jennifer Burlison, Vice President, Mortgage Purchases, at 415-616-2606.

Sincerely,

/s/ Dean Schultz

Dean Schultz
President and Chief Executive Officer

cc:  Chief Financial Officer
      MPF Contacts

("Mortgage Partnership Finance" and "MPF" are registered trademarks of the Federal Home Loan Bank of Chicago.)

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This bulletin contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "will" or "intend," their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the changes in federal laws and regulations. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.